Exhibit 10(p)
NORTHROP GRUMMAN CORPORATION
JANUARY 2010 CHANGE IN CONTROL SEVERANCE PLAN

NORTHROP GRUMMAN CORPORATION
JANUARY 2010 CHANGE IN CONTROL SEVERANCE PLAN
Article 1. Establishment, Term, and Purpose
     1.1 Establishment of the Plan. Northrop Grumman Corporation (hereinafter referred to as the “Company”) established a change in control severance plan known as the “Northrop Grumman Corporation January 2010 Change in Control Severance Plan” (the “Plan”). The Plan is effective January 1, 2010 (the “Effective Date”). The Plan supersedes the Northrop Grumman Corporation January 2009 Change-in-Control Severance Plan in its entirety.
     1.2 Term of the Plan. This Plan will commence on the Effective Date and shall continue in effect through December 31, 2010. However, at the end of such initial term and, if extended, at the end of each additional year thereafter, the term of this Plan shall be extended automatically for one (1) additional year, unless the Committee delivers written notice at least six (6) months prior to the end of such term, or extended term, to each Participant that this Plan will not be extended (a “Non-Renewal Notice”), and if such notice is timely given this Plan will terminate at the end of the term then in progress; provided, however, that (i) this provision for automatic extension shall have no application following a Change in Control of the Company and (ii) a Non-Renewal Notice shall not be effective if delivered during the Protected Period corresponding to a Change in Control. Delivery of a Non-Renewal Notice shall not constitute a repudiation or breach of this Plan and shall not trigger any Participant’s right to benefits hereunder.
     However, in the event a Change in Control occurs during the initial or any extended term, this Plan will remain in effect for the longer of: twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Participants. Any subsequent Change in Control (“Subsequent Change in Control”) that occurs during the original or any extended term shall also continue the term of this Plan until the later of: (i) twenty-four (24) months beyond the month in which such Subsequent Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Participants; provided, however, that if a Subsequent Change in Control occurs, it shall only be considered a Change in Control under this Plan if it occurs no later than twenty-four (24) months after the immediately preceding Change in Control or Subsequent Change in Control.
     1.3 Purpose of the Plan. The purpose of this Plan is to provide for continuity in the management of the Company by offering certain key employees of the Company employment protection and financial security in the event of a Change in Control of the Company.
     1.4 ERISA. This Plan is intended as (i) a pension plan within the meaning of Section 3(2) of ERISA, and (ii) an unfunded pension plan maintained by the Company for a select group of management or highly compensated employees within the meaning of

Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA.
Article 2. Definitions
     Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a)	“Base Salary” means the salary of record paid to a Participant by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

(b)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)	“Beneficiary” in the event of a Participant’s death means the Participant’s devisee, legatee, or other designee, or if there is no such designee, the Participant’s estate.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” means the occurrence of either or both of the following:
(i)	The Participant’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or

(ii)	The willful engaging by the Participant in misconduct that is significantly injurious to the Company. However, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.
(f)	“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(i)	Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate of the Company or a successor) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i): (A) “Person” or “group” shall not include underwriters acquiring newly issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution, (B) creditors of the Company who become stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not, by virtue of such bankruptcy, be deemed a “group” or a single Person for the purposes of this clause (i) (provided that any one of such creditors may trigger a Change in Control pursuant to this clause (i) if such creditor’s ownership of Company securities equals or exceeds the foregoing threshold), and (C) an acquisition shall not constitute a Change in Control if made by an entity pursuant to a transaction that is covered by and does not otherwise constitute a Change in Control under clause (iii) below;
(ii)	On any day after the Effective Date (the “Measurement Date”), Continuing Directors cease for any reason to constitute either: (1) if the Company does not have a Parent, a majority of the Board; or (2) if the Company has a Parent, a majority of the Board of Directors of the Controlling Parent. A director is a “Continuing Director” if he or she either:
(1)	was a member of the Board on the applicable Initial Date (an “Initial Director”); or

(2)	was elected to the Board (or the Board of Directors of the Controlling Parent, as applicable), or was nominated for election by the Company’s or the Controlling Parent’s stockholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.
A member of the Board (or Board of Directors of the Controlling Parent, as applicable) who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (2) above if his or her election, or nomination for election by the Company’s or the Controlling Parent’s stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office.

“Initial Date” means the later of (1) the Effective Date or (2) the date that is two (2) years before the Measurement Date.

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business

Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than sixty percent (60%) of the then- outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, is a Parent of the Company or the successor of the Company) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent of the Company or any successor of the Company or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or a Parent of the Company or the successor entity) Beneficially Owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of twenty-five percent (25%) existed prior to the Business Combination, and (3) a Change in Control is not triggered pursuant to clause (ii) above with respect to the Company (including any successor entity) or any Parent of the Company (or the successor entity).

(iv)	A complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control of the Company under clause (iii) above.
Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control. Notwithstanding anything in clause (iii) above to the contrary, a change in ownership of the Company resulting from creditors of the Company becoming stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not trigger a Change in Control pursuant to clause (iii) above.

(g)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(h)	“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(i)	“Company” means Northrop Grumman Corporation, a Delaware corporation (including, for purposes of determining whether a Participant is employed by the

Company, any and all subsidiaries specified by the Committee), or any successor thereto as provided in Article 10. Notwithstanding any other provision of this Plan to the contrary, the term “Company” shall mean, for the following purposes, the Company and any entity with respect to which the Company, directly or indirectly, has majority voting control (the “NGC Group”): (i) with respect to determining a Participant’s total Base Salary, bonus and other compensation; (ii) the Participant shall not have a termination of employment, including a Qualifying Termination, unless he or she is no longer employed by any member of the NGC Group (any transfer of a Participant from one member of the NGC Group to another member of the NGC Group shall not cause the Participant to cease being covered by this Plan); and (iii) with respect to any reference to a benefit or compensation plan or program maintained by the Company.
(j)	“Controlling Parent” means the Company’s Parent so long as a majority of the voting stock or voting power of that Parent is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person. In the event that the Company has more than one “Parent,” then “Controlling Parent” shall mean the Parent of the Company the majority of the voting stock or voting power of which is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person.

(k)	“Disability” with respect to a particular Participant means disability as defined in the Company’s long-term disability plan in which the Participant participates at the relevant time or, if the Participant does not participate in a Company long-term disability plan at the relevant time, as such term is defined in the Company’s principal long-term disability plan that generally covers the Company’s senior-level executives at that time.

(l)	“Effective Date” means January 1, 2010.

(m)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs.

(n)	‘“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(p)	“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following:
(i)	A material and substantial reduction in the nature or status of the Participant’s authorities or responsibilities (when such authorities and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than (A) an inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Participant, and/or (B) changes in the nature or status of the Participant’s authorities or responsibilities that, in the aggregate, would generally be viewed by a nationally-recognized executive placement firm resulting in the participant having not materially and substantially fewer authorities and responsibilities (taking into consideration the Company’s industry) when compared to the authorities and responsibilities applicable to the position held by the Participant immediately prior to the start of the Protected Period. For the purpose of the preceding test, the Participant and the Company shall mutually agree on a nationally-recognized consulting firm; provided that, if agreement cannot timely be reached, the Company and the Participant shall each timely choose a nationally recognized firm and representatives of these two firms shall promptly choose a third firm, which third firm will make the determination referred to in the preceding sentence. The written opinion of the firm thus selected may be admitted in any arbitration pursuant to Section 9.4 and shall be conclusive as to this issue.

In addition, if the Participant is a vice president, the Participant’s loss of vice-president status will constitute “Good Reason”; provided that the loss of the title of “vice president” will not, in and of itself, constitute Good Reason if the Participant’s lack of a vice president title is generally consistent with the manner in which the title of vice president is used within the Participant’s business unit or if the loss of the title is the result of a promotion to a higher level office. For the purposes of the preceding sentence, the Participant’s lack of a vice-president title will only be considered generally consistent with the manner in which such title is used if most persons in the business unit with authorities, duties, and responsibilities comparable to those of the Participant immediately prior to the commencement of the Protected Period do not have the title of vice-president.
(ii)	A reduction by the Company in the Participant’s Base Salary as in effect on the Effective Date or as the same shall be increased from time to time.

(iii)	A material reduction in the aggregate value of the Participant’s level of participation in any of the Company’s short and/or long-term incentive compensation plans (excluding stock-based incentive compensation plans), employee benefit or retirement plans, or policies, practices, or arrangements in which the Participant participates immediately prior to the start of the Protected Period provided; however, that a reduction in the aggregate value shall not be deemed to be “Good Reason” if the reduced value remains substantially consistent with the average level of other employees who have positions commensurate with the position held by the Participant immediately prior to the start of the Protected Period.

(iv)	A material reduction in the Participant’s aggregate level of participation in the Company’s stock-based incentive compensation plans from the level in effect immediately prior to the start of the Protected Period; provided, however, that a reduction in the aggregate level of participation shall not be deemed to be “Good Reason” if the reduced level of participation remains substantially consistent with the average level of participation of other employees who have positions commensurate with the position held by the Participant immediately prior to the start of the Protected Period.
(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Plan, as required in Article 10.

(vi)	Any purported termination by the Company of the Participant’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.8 and for purposes of this Plan, no such purported termination shall be effective.

(vii)	The Participant is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is greater than fifty (50) miles away from the Participant’s principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (vii) more than ninety (90) days before such intended effective date.

(viii)	The Company or any successor company repudiates or breaches any of the provisions of this Plan.
The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.

(q)	“Key Employee” means an employee treated as a “specified employee” as of his or her Separation from Service under Code section 409A(a)(2)(B)(i) of the Company or its affiliate (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which individuals are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.

(r)	“Parent” means an entity that Beneficially Owns a majority of the voting stock or voting power of the Company, or all or substantially all of the Company’s assets, directly or indirectly through one or more subsidiaries.

(s)	“Participant” means an employee of the Company who fulfills the eligibility and participation requirements, as provided in Article 3.

(t)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(u)	“Plan” means this Northrop Grumman Corporation January 2010 Change In Control Severance Plan.

(v)	“Qualifying Termination” has the meaning given to such term in Section 4.3(a).

(w)	“Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Section 409A of the Code.

(x)	“Severance Benefits” means the payments and/or benefits provided in Section 4.4.
Article 3. Participation
     3.1 Eligible Employees. Individuals eligible to participate in this Plan shall include such employees of the Company as may be determined by the Committee in its sole discretion.
     3.2 Participation. Subject to the terms of this Plan, the Committee or its delegate may, from time to time select from all eligible employees those who shall participate in this Plan. The Committee or its delegate also may, from time to time and by written notice to the affected Participant(s), remove any previously selected Participant(s) from continued participation in this Plan; provided that any removal of a Participant shall not be effective if it occurs after the commencement of the Protected Period (as such term is defined in Section 4.3(b)).
Article 4. Severance Benefits
     4.1 Right to Severance Benefits. A Participant shall be entitled to receive from the Company Severance Benefits, as described in Section 4.4, if the Participant has incurred a Qualifying Termination.
     A Participant shall not be entitled to receive Severance Benefits if his or her employment terminates (regardless of the reason) before the Protected Period (as such term is defined in Section 4.3(b)) corresponding to a Change in Control of the Company or more than twenty-four (24) months after the date of a Change in Control of the Company.
     4.2 Services During Certain Events. In the event a Person begins a tender or exchange offer, circulates a proxy to stockholders of the Company, or takes other steps seeking to effect a Change in Control, the Participant shall not voluntarily leave the employ of the Company and shall continue to render services until the later of (i) the date such Person has abandoned or terminated his or her or its efforts to effect a Change in Control, and (ii) the date that is six (6) months after a Change in Control has occurred. Notwithstanding the foregoing, the Company may terminate the Participant’s employment for Cause at any time, and the Participant may terminate his or her employment at any time after the Change in Control for Good Reason.

4.3 Qualifying Termination.
(a)	Subject to Sections 4.3(c), 4.3(d), 4.5, 4.6 and 4.7, the occurrence of any one or more of the following events within the Protected Period corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company shall constitute a “Qualifying Termination”:
(i)	An involuntary termination of the Participant’s employment by the Company for reasons other than Cause; or

(ii)	A voluntary termination of employment by the Participant for Good Reason.
If more than one of the events set forth in this Section 4.3(a) occurs, such events shall constitute but a single Qualifying Termination and the Participant shall be entitled to but a single payment of the Severance Benefits.
(b)	The “Protected Period” corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:
(i)	If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(ii)	If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(iii)	In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.
(c)	Notwithstanding anything else contained herein to the contrary, a Participant’s termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination.

(d)	Notwithstanding anything else contained herein to the contrary, the termination of a Participant’s employment (or other events giving rise to Good Reason) shall not constitute a Qualifying Termination if there is objective evidence that, as of the commencement of the Protected Period, the Participant had specifically been identified by the Company as an employee whose employment would be terminated as part of a corporate restructuring or downsizing program that commenced prior to the Protected Period and such termination of employment was expected at that time to occur within six (6) months.

(e)	Notwithstanding anything else contained herein to the contrary (other than those provisions that contain an express exception to this Section 4.3(e)), a Participant’s Severance Benefits under this Plan shall be reduced by the severance benefits (including, without limitation, any other change in control severance benefits and any other severance benefits generally) that the Participant may be entitled to under any other plan, program, agreement or other arrangement with the Company (including, without limitation, any such benefits provided for by an employment agreement, a current or any prior Northrop Grumman Corporation Special Agreement, a current or any prior Severance Plan for Elected and Appointed Officers of Northrop Grumman Corporation, or under any predecessor Northrop Grumman Corporation Change-In-Control Severance Plan); provided that (i) if the Participant is otherwise entitled to receive Severance Benefits under this Plan and under a Northrop Grumman Corporation Special Agreement (version January 2010 or later), benefits shall be paid under the Northrop Grumman Corporation Special Agreement rather than under this Plan and (ii) if the Participant is otherwise entitled to receive Severance Benefits under this Plan and severance benefits under the Severance Plan for Elected and Appointed Officers of Northrop Grumman Corporation (version October 2009 or later), benefits shall be paid under this Plan rather than under such plan. For purposes of the foregoing, any cash severance benefits payable to the Participant under any other plan, program, agreement or other arrangement with the Company shall offset the cash severance benefits otherwise payable to the Participant under this Plan on a dollar-for-dollar basis. For purposes of the foregoing, non-cash severance benefits to be provided to the Participant under any other plan, program, agreement or other arrangement with the Company shall offset any corresponding benefits otherwise to be provided to the Participant under this Plan or, if there are no corresponding benefits otherwise to be provided to the Participant under this Plan, the value of such benefits shall offset the cash severance benefits otherwise payable to the Participant under this Plan on a dollar-for-dollar basis. If the amount of other benefits to be offset against the cash severance benefits otherwise payable to the Participant under this Plan in accordance with the preceding two sentences exceeds the amount of cash severance benefits otherwise payable to the Participant under this Plan, then the excess may be used to offset other non-cash severance benefits otherwise to be provided to the Participant under this Plan on a dollar-for-dollar basis. For purposes of this Section 4.3(e), the Company shall reasonably determine the value of any non-cash benefits.

     4.4 Description of Severance Benefits. In the event that a Participant becomes entitled to receive Severance Benefits, as provided in Sections 4.1 and 4.3, the Company shall pay to the Participant and provide him or her with the following:
(a)	An amount equal to two (2) times the highest rate of the Participant’s annualized Base Salary in effect at any time in the two (2) year period ending on the Effective Date of Termination.

(b)	An amount equal to two (2) times the Participant’s target annual bonus established under the Company’s Annual Incentive Plan (or any successor bonus program) for the fiscal year in which the Change in Control of the Company occurs (the “Bonus Amount”). Special bonuses or bonus enhancements that would otherwise be included for purposes of the calculation pursuant to the first sentence of this Section 4.4(b), but that are related to a merger, acquisition, consolidation, reorganization, spin-off or similar event and that are not part of the Company’s customary on-going program of Annual Incentive Plan (or any successor bonus program) bonuses shall be excluded for purposes of such calculation.

(c)	An amount in settlement of the Participant’s bonus opportunity under the Company’s Annual Incentive Plan (or a successor bonus program) for the fiscal year in which the Effective Date of Termination occurs, such amount determined as follows:
(i)	Subject to clause (iii) below, if the Effective Date of Termination occurs in the fiscal year in which the Change in Control of the Company occurs, then such amount shall equal the sum of:
(A)	the greater of (X) or (Y) multiplied by a fraction, the numerator of which is the number of days completed in the fiscal year through the date of the Change in Control of the Company and the denominator of which is three hundred sixty-five (365), where (X) is the Participant’s target annual bonus established under the Company’s Annual Incentive Plan (or any successor bonus program) for that fiscal year and (Y) is the amount of bonus that the Participant would be entitled to under the Company’s Annual Incentive Plan (or any successor bonus program) for that fiscal year assuming that the Participant’s employment had not terminated and based on performance through the date of the Change in Control of the Company relative to the pre-approved performance goals for that year; plus

(B)	the Participant’s Bonus Amount multiplied by a fraction, the numerator of which is the number of days completed in the fiscal year following the date of the Change in Control of the Company through the Effective Date of Termination and the denominator of which is three hundred sixty-five (365).

(ii)	Subject to clause (iii) below, if the Effective Date of Termination occurs in a fiscal year following the fiscal year in which the Change in Control of the Company occurs, then such amount shall equal the Participant’s Bonus Amount multiplied by a fraction, the numerator of which is the number of days completed in the fiscal year in which the Effective Date of Termination occurs through the Effective Date of Termination and the denominator of which is three hundred sixty-five (365).

(iii)	If the Participant’s bonus opportunity for the fiscal year in which the Effective Date of Termination occurs is covered by the Company’s Incentive Compensation Plan (or similar successor bonus program designed to comply with the performance-based compensation exception under Section 162(m) of the Code), then the Participant’s amount determined pursuant to clause (i) or (ii) above, as applicable, shall not exceed the maximum bonus the Participant would have been entitled to receive under the Company’s Incentive Compensation Plan for that fiscal year, assuming the Participant had been employed through the date bonuses are paid under such plan for that year, and otherwise calculated under the terms of such plan based on actual performance for that fiscal year (but without giving effect to any discretion of the plan administrator to reduce the bonus amount from the maximum otherwise determined in accordance with such plan).
(d)	A continuation of the Participant’s medical coverage, dental coverage, and group term life insurance (the “Welfare Benefits”) for the Participant, his or her spouse, and his or her eligible dependents for the two (2) years following the Participant’s Effective Date of Termination; provided that such continuation of coverage shall run concurrently with COBRA continuation or similar state law continuation periods; and provided further that the continuation of such coverage shall be discontinued prior to the end of the two (2) year period in the event the Participant has available substantially similar benefits from a subsequent employer, as reasonably determined by the Committee. Except as provided in the next sentence, such benefits shall be provided to the Participant at the same premium cost, and at the same coverage level, as in effect as of the Participant’s Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Participant in a corresponding manner. The continuation of coverage for the period contemplated by this Section 4.4(d) shall be coordinated with and paid secondary to any benefits that the Participant, his or her spouse, or his or her dependent receives from another employer or from Medicare (following the Participant’s, his or her spouse’s, and/or his or her dependent’s entitlement to Medicare benefits) to the maximum extent permissible under relevant law. Notwithstanding the foregoing provisions of this Section 4.4(d), if the Participant is eligible to commence benefits under the Company’s Special Officer Retiree Medical Plan (“SORMP”) as of the Effective Date of Termination, then the Participant shall receive medical and dental continuation coverage pursuant to the SORMP instead of the continuation coverage contemplated by the foregoing provisions of this Section 4.4(d). Any other continuation of medical, dental, or group term life insurance that the Participant may otherwise be entitled to upon or following his or her Effective Date of Termination in accordance with the express terms of a Company welfare benefit plan shall not give rise to an offset pursuant to Section 4.3(e) and shall not be deemed to duplicate the benefits of the continuation coverage contemplated by this Section 4.4(d).
The Welfare Benefits provided pursuant to this Section 4.4(d) shall, to the maximum extent possible, be provided in such a manner that results in such Welfare Benefits (and any costs and premiums thereof) being excluded from the Participant’s income for federal and state income tax purposes.

However, to the extent the Welfare Benefits provided pursuant to this Section 4.4(d) are, or ever become, taxable to the Participant and to the extent the Welfare Benefits continue beyond the period in which the Participant would be entitled (or would, but for this Plan, be entitled) to COBRA continuation coverage if the Participant elected such coverage and paid the applicable premiums, the Company shall administer such provision of Welfare Benefits consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (A) the Participant’s eligibility for Welfare Benefits in one year will not affect the Participant’s eligibility for Welfare Benefits in any other year, (B) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred, and (C) the Participant’s right to Welfare Benefits is not subject to liquidation or exchange for another benefit.

(e)	A lump-sum cash amount equal to (i) minus (ii), with (i) and (ii) determined as follows:
(i)	equals the actuarial present value equivalent of the aggregate benefits accrued by the Participant as of his or her Effective Date of Termination under the qualified defined benefit pension plan or plans in which the Participant participates (the “qualified plan”), and under any and all supplemental defined benefit retirement plans in which the Participant participates, calculated as if the Participant’s employment continued for two (2) full years following the Participant’s Effective Date of Termination (i.e., the Participant receives two (2) additional years of vesting and benefit accruals, including, in the case of a Participant in a cash balance plan, two years of projected post-termination interest credits based on the interest rate in effect at termination, and his or her age is also increased two (2) years from his or her age as of his or her Effective Date of Termination); provided, however, that for purposes of determining “Final Average Pay” under such plans, the Participant’s actual pay history as of the Effective Date of Termination shall be used; and

(ii)	equals the actuarial present value equivalent of the aggregate benefits payable to the Participant as of his or her Effective Date of Termination under the qualified plan and under any and all supplemental defined benefit retirement plans in which the Participant participates, calculated assuming that the Participant retired and went into pay status under the terms of such plans on or as soon as possible after his or her Effective Date of Termination.
The intent of this Section 4.4(e) is that the qualified plan and any supplemental defined benefit retirement plan benefits will be paid in the normal course under the terms of those plans, with the additional benefits payable as a result of the imputation of age and service under this provision being paid from this Plan. The Participant shall also be entitled to an additional two (2) years of age and service to count towards eligibility under one or more of the Company retiree medical programs for which the Participant would have been eligible absent any such termination.

(f)	Reimbursement by the Company for the costs of all reasonable outplacement services obtained by the Participant within the one (1) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Participant’s Base Salary as of the Effective Date of Termination. All such expenses shall be reimbursed as soon as practicable, but in no event later than the end of the year following the year the Participant Separates from Service.
     4.5 Termination for Total and Permanent Disability. Termination of a Participant’s employment due to Disability is not a Qualifying Termination. However, if immediately prior to the condition or event leading to, or the commencement of, the Disability of the Participant, the Participant would have experienced a Qualifying Termination if he or she had terminated at that time, then upon termination of his or her employment for Disability he or she shall be entitled to the benefits provided by this Plan for a Qualifying Termination.
     4.6 Termination for Retirement or Death. Termination of a Participant’s employment due to retirement or death is not a Qualifying Termination. However, if immediately prior to the Participant’s retirement (but not death), the Participant would have experienced a Qualifying Termination if he or she had terminated at that time, then upon his or her retirement he or she shall (subject to Section 4.3(c)) be entitled to the benefits provided by this Plan for a Qualifying Termination.
     4.7 Termination for Cause or by a Participant Other Than for Good Reason. Termination of a Participant’s employment by the Company for Cause or by the Participant other than for Good Reason does not constitute a Qualifying Termination.
     4.8 Notice of Termination. Any termination by the Company for Cause or by a Participant for Good Reason shall be communicated by a Notice of Termination. For purposes of this Plan, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

Article 5.	Form and Timing of Severance Benefits; Tax Withholding; Funding of Rabbi Trust
     5.1 Form and Timing of Severance Benefits. The Severance Benefits described in Section 4.4(a), 4.4(b), and 4.4(e) shall be paid in cash to the Participant in a single lump sum as soon as practicable following the Participant’s Separation from Service, but in no event beyond thirty (30) days from such date. Notwithstanding the foregoing, if the Participant is a Key Employee, the lump sum payment shall be made on or within thirty (30) days after the first day of the seventh month following the Participant’s Separation from Service (or, if earlier, the first day of the month after the Participant’s death). The Severance Benefit described in Section 4.4(c) shall be paid in a single lump sum in the year following the year in which the Participant’s Separation from Service occurs; provided that if the Participant is a Key Employee, such payment shall be made no earlier than six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).
     5.2 Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under or pursuant to this Plan all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).
     5.3 Funding of Rabbi Trust. To the extent the Company is obligated to make a contribution to any rabbi trust, pursuant to the express terms of such trust, upon or with respect to a Protected Period or the occurrence of a Change in Control, the Company shall make such required contribution in accordance with the terms of such trust.

Article 6.	Excise Tax Limitation
     Notwithstanding anything contained in this Plan to the contrary, if upon or following a Change in Control, the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies, solely because of the Change in Control, to any payments, benefits and/or amounts received by the Participant as Severance Benefits or otherwise, including, without limitation, any fees, costs and expenses paid under Article 9 of this Plan and/or any amounts received or deemed received, within the meaning of any provision of the Code, by the Participant as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Participant under any of the Company’s incentive plans, including without limitation, the 2001 Long-Term Incentive Stock Plan and the 1993 Long Term Incentive Stock Plan (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Participant is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the Change in Control. The preceding provisions of this Article 6 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

Article 7.	The Company’s Payment Obligation
     7.1 Payment of Obligations Absolute. Except as provided in Sections 4.3(e) and 5.2 and in Article 6, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Participant or from whomsoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 6 or Article 9; provided that this Section does not preclude the Company from pursuing causes of action that it otherwise might have against the Participant.
     Participants shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 4.4(d).
     7.2 Contractual Right to Benefits. This Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder. The Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether the Participant is entitled to benefits under this Plan, there shall be a presumption that the Participant is entitled to such benefits and the burden of proving otherwise shall be on the Company. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
     7.3 Pension Plans; Duplicate Benefits. All payments, benefits and amounts provided under this Plan shall be in addition to and not in substitution for any pension rights under the Company’s tax-qualified pension plan, supplemental retirement plans, nonqualified deferred compensation plans, and any disability, workers’ compensation or other Company benefit plan distribution that a Participant is entitled to at his or her Effective Date of Termination. Notwithstanding the foregoing, this Plan shall not create an inference that any duplicate payments shall be required. No payments made pursuant to this Plan shall be considered compensation for purposes of any such benefit plan; provided that any amount paid pursuant to Section 4.4(c) shall not be subject to such limitation. Payment of a Participant’s accrued and unpaid Base Salary and accrued vacation pay through the Participant’s Effective Date of Termination shall be deemed to not duplicate any benefit contemplated by this Plan and shall not result in an offset pursuant to Section 4.3(e). Any acceleration of vesting, lapse of restrictions and/or payout occasioned by a Change in Control pursuant to the provisions of any long-term incentive plan and/or individual award agreement under such a long-term incentive plan shall be deemed to not duplicate any benefit contemplated by this Plan and shall not result in an offset pursuant to Section 4.3(e).

Article 8.	Trade Secrets; Non-Solicitation and Non-Disparagement
     By accepting participation in this Plan and again by receiving any benefits provided for by this Plan, each Participant shall be deemed to, and does, agree as follows:
(a)	In the course of performing his or her duties for the Company, the Participant will receive, and acknowledges that he or she has received, confidential information, including without limitation, information not available to competitors relating to the Company’s existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which is hereinafter referred to as “Trade Secrets.” The Participant agrees that he or she will not, either during his or her employment or subsequent to the termination of his or her employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Trade Secret of the Company or any of its affiliates to anyone outside the Company, or use such information in any manner which would adversely affect the business or business prospects of the Company, without prior written authorization from the Company to do so. The Participant further agrees that if, at the time of the termination of his or her employment with the Company, he or she is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, the Participant will return and surrender all such documents and materials to the Company upon leaving its employ. The restrictions and protection provided for in this Section 8(a) shall be in addition to any protection afforded to Trade Secrets by law or equity and in addition to any protection afforded to Trade Secrets by any other agreement between the Participant and the Company.

(b)	For a period of one year following the termination of the Participant’s employment with the Company, the Participant shall not, directly or indirectly through aid, assistance or counsel, on the Participant’s own behalf or on behalf of another person or entity (i) contact, solicit or offer to hire any person who was, within a period of six months prior to the termination of the Participant’s employment with the Company, employed by the Company or one of its subsidiaries, or (ii) by any means issue or communicate any private or public statement that may be critical or disparaging of the Company or any of its affiliates, or any of their respective products, services, officers, directors or employees.

Article 9.	Claims Procedures
     9.1 Committee Review. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Plan. Such claim shall be delivered to the Committee in care of the Company in accordance with the notice provisions of Section 11.5. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within two hundred and seventy (270) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
     9.2 Notification of Decision. The Committee shall consider a Claimant’s claim pursuant to Section 9.1 within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(v)	a statement of the Claimant’s right to seek arbitration pursuant to Section 9.4.
     9.3 Pre and Post-Change in Control Procedures. With respect to claims made prior to the occurrence of a Change in Control, a Claimant’s compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant’s right to commence arbitration pursuant to Section 9.4 with respect to any claim for benefits under this Plan. With respect to claims made upon and after the occurrence of a Change in Control, the Claimant may proceed directly to arbitration in accordance with Section 9.4 and need not first satisfy the foregoing provisions of this Article 9.
     9.4 Arbitration of Claims. All claims or controversies arising out of or in connection with this Plan, that the Company may have against any Claimant, or that any Claimant may have against the Company or against its officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Article 9 that are effective with respect to claims brought prior to the occurrence of a Change in Control, be resolved through arbitration as provided in this Section 9.4. The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and the Claimant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The arbitrator shall review de novo any claim previously considered by the Committee pursuant to Section 9.1.
     All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be advanced and borne by the Company; provided, however, that if it is finally determined that the Claimant did not commence the arbitration in good faith and had no reasonable basis therefore, the Claimant shall repay all advanced fees and expenses and shall reimburse the Company for its reasonable legal fees and expenses in connection therewith.
     Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered: (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect. The party who did not initiate the claim can designate between JAMS or AAA (the “Tribunal”). The arbitration shall be held in the city in which the Claimant is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location. Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.
     The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.
     The arbitrator shall interpret this Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Plan. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Plan, including but not limited to, any claim that all or any part of this Plan is voidable.
     The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.
     Each party shall have the right to take the deposition of one individual and any expert witness(es) designated by another party. Each party shall also have the opportunity to obtain documents from another party through one request for production of documents. Additional discovery may be had only when the arbitrator so orders upon a showing of substantial need. Any disputes regarding depositions, requests for production of documents or other discovery shall be submitted to the arbitrator for determination.
     Each party shall have the right to subpoena witnesses and documents for the arbitration hearing by requesting a subpoena from the arbitrator. Any such request shall be served on all other parties, who shall advise the arbitrator in writing of any objections that the party may have to issuance of the subpoena within ten (10) calendar days of receipt of the request.
     At least thirty (30) calendar days before the arbitration, the parties must exchange lists of witnesses, including any expert(s), and copies of all exhibits intended to be used at the arbitration.

Article 10.	Successors and Assignment
     10.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.
     10.2 Assignment by the Participant. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s Beneficiary in accordance with the terms of this Plan.

Article 11.	Miscellaneous
     11.1 Employment Status. Except as may be provided under any other written agreement between a Participant and the Company, the employment of the Participant by the Company is “at will,” and, prior to the effective date of a Change in Control, may be terminated by either the Participant or the Company at any time, subject to applicable law.

     11.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
     11.3 Severability. In the event that any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.
     11.4 Modification. No provision of this Plan may be modified, waived, or discharged unless as to a Participant such modification, waiver, or discharge is agreed to in writing and signed by each affected Participant and by an authorized member of the Committee or its designee, or by the respective parties’ legal representatives and successors.
     11.5 Notice. For purposes of this Plan, notices, including a Notice of Termination, and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed: (i) if to the Participant, to his or her latest address as reflected on the records of the Company, and (ii) if to the Company: Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067, Attn: Chief Human Resources Officer, or to such other address as the Company may furnish to the Participant in writing with specific reference to this Plan and the importance of the notice, except that notice of change of address shall be effective only upon receipt.
     11.6 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Plan. Any statutory reference in this Plan shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.